PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-96069
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                     [HOLDRS INTERNET INFRASTRUCTURE LOGO]



                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Internet Infrastructure HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                        Primary
                Name of Company(1)                      Ticker      Share Amounts    Trading Market
         ----------------------------------------   ------------   ---------------  ----------------
         Akamai Technologies Inc.                        AKAM             3              NASDAQ
         BEA Systems, Inc.                               BEAS            10              NASDAQ
         Infospace, Inc.                                 INSP            .8              NASDAQ
         InterNAP Network Services Corporation            IIP             5               AMEX
         NaviSite, Inc.                                  NAVI          0.1333            NASDAQ
         Openwave Systems Inc.                           OPWV         1.073667           NASDAQ
         RealNetworks, Inc.                              RNWK             6              NASDAQ
         VeriSign, Inc.                                  VRSN           6.15             NASDAQ
         Vignette Corporation                            VIGN            0.6             NASDAQ
         Vitria Technology, Inc.                         VITR             1              NASDAQ

         (1) Effective March 8, 2006, BroadVision Inc. (NASDAQ Ticker "BVSN"), a component of the Internet Infrastructure HOLDRS Trust, was delisted from trading on The Nasdaq National Stock Market. As a result, BroadVision Inc. will no longer be an underlying constituent of Internet Infrastructure HOLDRS. The Bank of New York distributed 0.01 BroadVision Inc. shares per 100 shares round lot of Internet Infrastructure HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.